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                                                                   EXHIBIT 10(b)

                                                                      [TRW LOGO]




NON-U.S. LONG-TERM RESTRICTED STOCK AGREEMENT


TERMS AND CONDITIONS





1.   GENERAL

The shares of TRW Inc. Common Stock issued to you pursuant to this Agreement shall be subject to the terms and conditions described herein. These shares will be issued pursuant to the 2000 TRW Long-Term Incentive Plan and are referred to herein as the "Long-Term Restricted Stock."

2.   VESTING

The shares of Long-Term Restricted Stock issued pursuant to this Agreement will vest in two installments as follows: (i) 40 percent of the shares, rounded down to the nearest whole share, on the fourth anniversary of the date of grant and
(ii) the remaining 60 percent of the shares on your 60th birthday; provided that, in each case, you have been continuously employed in active status, providing services to TRW Inc. ("TRW"), from the date of grant through and including the applicable vesting date. On the applicable vesting date, all restrictions on transferability of such shares and the risk of forfeiture of such shares (together, the "restrictions") shall lapse.

Notwithstanding the foregoing, the shares of Long-Term Restricted Stock issued pursuant to this Agreement will vest and all restrictions thereon will lapse immediately in respect of all of the shares covered by this Agreement in the event of the termination of your employment in the following circumstances:

(a)      your death; or

(b) your disability for a period of more than twelve months (as defined in the TRW U.S. Long-Term Disability Plan).

3.   TERMINATION OF EMPLOYMENT

To the extent the shares of Long-Term Restricted Stock issued pursuant to this Agreement have not vested in accordance with Section 2 above, the voluntary or involuntary termination of your employment for any reason (except your death or disability as set forth in Section 2 above) will result in the forfeiture of such shares. Upon notice of termination of your employment, all unvested shares of Long-Term Restricted Stock issued pursuant to this Agreement will be automatically and immediately forfeited. Such shares may not be continued or replaced with cash or other consideration as a provision of any termination, severance, retention or other agreement TRW may enter into with you in connection with the termination of your employment.

Further, if the Directors of TRW find that you intentionally committed an act, which act is inimical to the interests of TRW or a subsidiary, your unvested shares of Long-Term Restricted Stock will be automatically forfeited as of the time you committed such act, as determined by the Directors.

For purposes of this Agreement, involuntary termination shall be deemed to include, but shall not be limited to, terminations that are the result of individual performance, workforce reductions, reorganizations or divestitures.

4.       DIVIDENDS; VOTING RIGHTS

Subject to the risk of forfeiture, from and after the date of issuance of the shares of Long-Term Restricted Stock pursuant to this Agreement until such time as such shares shall be forfeited or all restrictions thereon shall lapse, each in accordance with the terms of this Agreement, you will be entitled to all of the rights of ownership of fully-paid and nonassessable TRW Common Stock, including but not limited to voting rights and rights to receive dividends (if and as declared and paid), with respect to all shares of Long-Term Restricted Stock issued to you pursuant to this Agreement.

5.       TAXES

TRW may withhold delivery of certificates for the shares to be issued pursuant to this Agreement until you make arrangements satisfactory to TRW to pay any withholding, transfer or other taxes due as a result of the issuance of such shares. You may elect, in accordance with applicable regulations of the Compensation Committee of TRW, to pay a portion or all of the amount of required withholding taxes in cash or in shares of TRW Common, either by delivering to TRW previously held shares of TRW Common or by having shares of TRW Common withheld from the shares issued hereunder.

6.   SECURITIES LAWS

TRW may place appropriate legends on the certificates for the shares of Long-Term Restricted Stock issued pursuant to this Agreement, give stop-transfer instructions to its transfer agents or take any other action to achieve compliance with applicable federal and state securities laws in connection with the issuance of the shares of Long-Term Restricted Stock pursuant to this Agreement or your resale of such shares.

7.   TRANSFERABILITY

Until such time as the restrictions shall lapse, shares of Long-Term Restricted Stock issued pursuant to this Agreement are not transferable other than by will or the laws of descent and distribution.

8.   LEAVES OF ABSENCE

If you take a leave of absence for illness, military or governmental service or other reasons, and such leave has been specifically approved by the Chairman of the Board or the President of TRW for purposes of this Agreement, then such leave will not be treated as an interruption of your employment.



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9.   CERTAIN DEFINITIONS

For purposes of this Agreement, employment with a subsidiary will be treated as equivalent to employment with TRW itself, and your continuous employment will not be deemed to be interrupted by reason of your transfer among TRW and its subsidiaries. "Subsidiary" means a corporation or other entity in an unbroken chain of entities beginning with TRW if each of the entities other than the last entity in the unbroken chain owns stock or other ownership interests possessing 50% or more of the total outstanding combined voting power of all classes of stock or other interests in the next entity in the chain. "Subsidiary" also means, if not covered by the definition of subsidiary in the preceding sentence and if specifically approved by the Chairman of the Board of TRW with respect to this Agreement, a corporation or other entity in which TRW has a direct or indirect ownership interest.

10.  MISCELLANEOUS

By accepting the shares of Long-Term Restricted Stock issued pursuant to this Agreement, you understand and agree to the following conditions:

(a) The shares of Long-Term Restricted Stock issued pursuant to this Agreement are subject to all the terms and conditions of the 2000 TRW Long-Term Incentive Plan. The Compensation Committee of TRW has authority to interpret and construe any provision of this Agreement and the 2000 TRW Long-Term Incentive Plan, and any such interpretation and construction shall be binding and conclusive. Any reference in this Agreement to the Directors of TRW includes the Executive Committee of the Directors.

(b) The issuance of shares of Long-Term Restricted Stock pursuant to this Agreement does not create any contractual or other right to receive shares or benefits in lieu of shares in the future. Any future restricted stock grants, including but not limited to the timing of any grant, number of shares and vesting provisions will be in TRW's sole discretion.

(c) Your acceptance of the shares of Long-Term Restricted Stock issued pursuant to this Agreement is completely voluntary and is not a condition or right of your employment.

(d) The value of the shares of Long-Term Restricted Stock issued pursuant to this Agreement and any dividends payable thereon are not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, social insurance contributions (except where local law specifically provides otherwise), pension or retirement benefits or similar payments.

(e) You authorize your manager to furnish TRW (and any agent of TRW administering the program or providing program recordkeeping services) with such information and data as it shall request in order to facilitate the issuance of shares of Long-Term Restricted Stock pursuant to this Agreement. You also waive any data privacy rights you might have with respect to such information about you, which is needed to issue the shares of Long-Term Restricted Stock.

(f) Until such time as all restrictions on the shares of Long-Term Restricted Stock issued to you pursuant to this Agreement have lapsed, such shares may not be assigned, sold, encumbered or in any way transferred or alienated, except as otherwise explicitly provided in this Agreement.

(g) This Agreement is governed by and subject to U.S. law. Interpretation of this Agreement and your rights thereunder will be governed by provisions of U.S. law.

(h) This Agreement and the 2000 TRW Long-Term Incentive Plan pursuant to which the shares of Long-Term Restricted Stock have been issued to you contain all of the provisions applicable to the shares of Long-Term Restricted Stock and no other statements, documents or practices may modify, waive or alter such provisions unless expressly set forth in writing signed by an authorized officer of TRW and delivered to you.